Exhibit 5.7

CONSENT OF EXPERT

October 24, 2025

Anfield Energy Inc.

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Anfield Energy Inc.

The undersigned hereby consents to (i) the written disclosure regarding:

●

the technical report entitled “US DOE Uranium/Vanadium Leases JD-6, JD-7, JD-8, and JD-9 Montrose County, Colorado, USA” and dated April 10, 2022, including any statements attributable to Joshua Stewart, P.E., P.G., a former employee of the undersigned, with respect to such report;

●

2023 combined Velvet-Wood Project and Slick Rock Project PEA entitled “The Shootaring Canyon Mill and Velvet Wood and Slick Rock Uranium Projects, Preliminary Economic Assessment” and dated May 6, 2023; and

●	other information pertaining to these projects

and (ii) the references to the undersigned’s name (a) in connection with the preparation and review of the aforementioned scientific or technical information contained in or incorporated by reference into the short form base shelf prospectus and (b) under the caption “Interests of Experts” in the short form base shelf prospectus, in each case, included in or incorporated by reference in this Registration Statement on Form F-10 being filed by Anfield Energy Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

BRS, Inc.

By:	/s/ Douglas Beahm
Name	Douglas Beahm
Title	President and Principal Engineer